The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated October 2, 2015.

Preliminary Pricing Supplement No. U1364
To the Underlying Supplement dated May 4, 2015,

Product Supplement No. I dated May 4, 2015,

Prospectus Supplement dated May 4, 2015 and

Prospectus dated May 4, 2015

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 October 2, 2015

Financial Products	$ 8.30% 15 Year Autocallable Daily Range Accrual Securities due October 29, 2030 Linked to the Performance of the S&P 500® Index

General

•	The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlying. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Subject to Automatic Redemption, the securities will provide Contingent Coupon payments, if any, that will vary depending on the performance of the Underlying during the term of the securities. Contingent Coupon payments, if any, will be paid monthly in arrears at a rate equal to (i) the Applicable Rate, which is expected to be 8.30% per annum (to be determined on the Trade Date), multiplied by (ii) the quotient of (a) the number of Accrual Days in the applicable Observation Period divided by (b) the number of Non-Disrupted Days in such Observation Period. Contingent Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.

•	If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold and the Contingent Coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made in respect of the securities.

•	Senior unsecured obligations of Credit Suisse AG, acting through its London branch, maturing October 29, 2030.†

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities are expected to price on or about October 26, 2015 (the “Trade Date”) and are expected to settle on or about October 29, 2015 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The securities are linked to the performance of the S&P 500® Index. For more information on the Underlying, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement. The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level, Knock-In Level, Accrual Barrier and Trigger Level:
	Underlying	Ticker	Initial Level*	Knock-In Level	Accrual Barrier	Trigger Level
	S&P 500® Index	SPX <Index>
Contingent Coupon Payment Dates:	Subject to Automatic Redemption, Contingent Coupons, if any, will be paid monthly in arrears on the dates set forth in Annex A herein. If any Contingent Coupon Payment Date is not a business day, the Contingent Coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any Contingent Coupon will not be adjusted in respect of any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No Contingent Coupon will accrue or be payable following an Automatic Redemption. Contingent Coupons, if any, will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date, provided that the Contingent Coupon payable on the Automatic Redemption Date or the Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.
Contingent Coupon:	Subject to Automatic Redemption, for each $1,000 principal amount of securities you hold, you will be entitled to receive a monthly Contingent Coupon, if any, for each Observation Period on the immediately following Contingent Coupon Payment Date, calculated as follows:
$1,000 × [Applicable Rate × (n / N)],

where,

n is the number of Accrual Days during such Observation Period; and

N is the total number of Non-Disrupted Days during such Observation Period.

If on each Non-Disrupted Day during an Observation Period the closing level of the Underlying is less than the Accrual Barrier, then the Contingent Coupon will be zero, and you will not receive any Contingent Coupon payment on the corresponding Contingent Coupon Payment Date. If on any Non-Disrupted Day during an Observation Period, the closing level of the Underlying is less than the Accrual Barrier, the Contingent Coupon for that Observation Period, if any, will be less, and possibly significantly less, than the maximum possible amount of any monthly Contingent Coupon.

Applicable Rate:	The Applicable Rate is expected to be 8.30% per annum (to be determined on the Trade Date). Contingent Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.
Accrual Day:	A Non-Disrupted Day on which the closing level of the Underlying is equal to or greater than the Accrual Barrier.
Non-Disrupted Day:	A trading day on which a market disruption event does not occur (provided that any Observation Date for which the closing level for the Underlying has been determined pursuant to provisions set forth under “Description of the Securities — Market disruption events — For an equity-based reference index” in the accompanying product supplement shall also be deemed a Non-Disrupted Day).
Accrual Barrier:	Approximately 75% of the Initial Level (to be determined on the Trade Date).

(“Key Terms” continued on next page)

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $952.50 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.

(2) We or one of our affiliates may pay varying discounts and commissions of up to $47.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $900.00 and $930.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

October , 2015

(continued from previous page)

Redemption Amount:	At maturity, the Redemption Amount you will be entitled to receive will depend on the performance of the Underlying and whether a Knock-In Event occurs. Subject to Automatic Redemption, the Redemption Amount will be determined as follows:
	•	If a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return. In this case, the Redemption Amount will be less than $600 per $1,000 principal amount of the securities. You could lose your entire investment.
	•	If a Knock-In Event does not occur, the Redemption Amount will equal the principal amount of the securities you hold.
In no circumstance will you receive a Redemption Amount of more than the principal amount of the securities at maturity. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Knock-In Event:	A Knock-In Event will occur if the Final Level is less than the Knock-In Level.
Knock-In Level:	The Knock-In Level will be approximately 60% of the Initial Level (to be determined on the Trade Date).
Underlying Return:	The Underlying Return will be calculated as follows:
	Final Level − Initial Level Initial Level	, subject to a maximum of zero
Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and the Contingent Coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made in respect of the securities. Payment will be made in respect of such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Trigger Observation Date (the “Automatic Redemption Date”). Any payment on the securities is subject to our ability to pay our obligations as they become due.

Trigger Event:	A Trigger Event will occur on any Trigger Observation Date if the closing level of the Underlying on such Trigger Observation Date is equal to or greater than the Trigger Level.

Trigger Level:	Expected to be 115% of the Initial Level (to be determined on the Trade Date).
Trigger Observation Dates:†	As set forth in Annex A herein. For purposes of the accompanying product supplement, each Trigger Observation Date shall be a “calculation date.”

Initial Level:*	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Observation Periods:	There are 180 monthly Observation Periods. The first Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.
Observation Dates:†	As set forth in Annex A herein.
Valuation Date:†	October 24, 2030
Maturity Date:†	October 29, 2030
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546VNL6

* In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level for the Underlying will be determined on the immediately following trading day on which a closing level is available.

† Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity and Contingent Coupon Payments on the Securities

Table 1 and the examples below illustrate hypothetical Redemption Amounts payable at maturity on a $1,000 investment in the securities for a range of hypothetical examples assuming that the securities are not automatically redeemed and the Knock-In Level is 60% of the Initial Level. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual Contingent Coupon, if any. The Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level. You should consider carefully whether the securities are suited to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts Payable at Maturity.

Percentage Change from Initial Level to Final Level	Underlying Return	Redemption Amount per $1,000 Principal Amount
100.00%	0.00%	$1,000.00
90.00%	0.00%	$1,000.00
80.00%	0.00%	$1,000.00
70.00%	0.00%	$1,000.00
60.00%	0.00%	$1,000.00
50.00%	0.00%	$1,000.00
40.00%	0.00%	$1,000.00
30.00%	0.00%	$1,000.00
20.00%	0.00%	$1,000.00
10.00%	0.00%	$1,000.00
0.00%	0.00%	$1,000.00
−10.00%	−10.00%	$1,000.00
−20.00%	−20.00%	$1,000.00
−30.00%	−30.00%	$1,000.00
−40.00%	−40.00%	$1,000.00
−41.00%	−41.00%	$590.00
−50.00%	−50.00%	$500.00
−60.00%	−60.00%	$400.00
−70.00%	−70.00%	$300.00
−80.00%	−80.00%	$200.00
−90.00%	−90.00%	$100.00
−100.00%	−100.00%	$0.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1: The Final Level represents an increase of 50% from the Initial Level. Because the Final Level is equal to or greater than the Initial Level, the Redemption Amount payable at maturity is equal to $1,000 per $1,000 principal amount of securities.

Example 2: The Final Level represents a decrease of 10% from the Initial Level. Because the Final Level is equal to or greater than the Knock-In Level, a Knock-In Event has not occurred, and the Redemption Amount payable at maturity is equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level represents a decrease of 60% from the Initial Level. Because the Final Level is less than the Knock-In Level, a Knock-In Event has occurred, and the Redemption Amount payable at maturity is calculated as follows:

Underlying Return	=	(Final Level - Initial Level) / Initial Level
	=	−60%
Redemption Amount	=	$1,000 × (1 + Underlying Return)
	=	$1,000 × (1 − 0.60)
	=	$400

Table 2 below illustrates hypothetical Contingent Coupon payments on a $1,000 investment in the securities for a single hypothetical Observation Period. Table 2 below assumes that the Applicable Rate is 8.30% per annum (to be determined on the Trade Date) and the hypothetical Observation Period has 22 Non-Disrupted Days. The Contingent Coupon payments set forth below are provided for illustration purposes only. The actual Contingent Coupon payments applicable to a purchaser of the securities will depend on the Applicable Rate and on the number of Non-Disrupted Days and Accrual Days during each Observation Period. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

TABLE 2: Hypothetical Contingent Coupon Payment for a Single Hypothetical Observation Period.

Number of Accrual Days	Contingent Coupon Rate Per Annum*	Monthly Contingent Coupon Payment Per $1,000 Principal Amount of Securities
22	8.30%	$6.92
18	6.79%	$5.66
14	5.28%	$4.40
10	3.77%	$3.14
6	2.26%	$1.89
2	0.75%	$0.63
0	0.00%	$0.00

*Calculated as:

[Applicable Rate × (n / N)]

where,

n is the number of Accrual Days during such Observation Period; and

N is the total number of Non-Disrupted Days during such Observation Period.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid Contingent Coupon payments. If the Final Level is less than the Knock-In Level, you will be fully exposed to the depreciation in the Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the Final Level has decreased from its Initial Level to its Final Level.

Furthermore, even if you receive your principal amount at maturity you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS THE ACCRUED AND UNPAID CONTINGENT COUPON, IF ANY, AT MATURITY OR UPON AUTOMATIC REDEMPTION — The securities will not pay more than the principal amount, plus the accrued and unpaid Contingent Coupon, if any, at maturity or upon Automatic Redemption, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level, you will not participate in the appreciation of the Underlying. Assuming the term of the securities is exactly 15 years, the maximum amount payable with respect to the securities is expected to be $2,245 (to be determined on the Trade Date) for each $1,000 principal amount of the securities.

•	THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The amount of Contingent Coupon payments you receive over the term of the securities, if any, will depend on the performance of the Underlying during the term of the securities. The annual rate for any monthly Contingent Coupon depends on the number of Non-Disrupted Days during the relevant Observation Period on which the closing level of the Underlying is equal to or greater than the Accrual Barrier. If on any Non-Disrupted Day during an Observation Period the closing level of the Underlying is less than the Accrual Barrier, the Contingent Coupon for that Observation Period, if any, will be less, and possibly significantly less, than the maximum possible amount of any monthly Contingent Coupon. For example, if on each Non-Disrupted Day during an Observation Period the closing level of the Underlying is less than the Accrual Barrier, then the Contingent Coupon will be zero, and you will not receive any Contingent Coupon payment on the corresponding Contingent Coupon Payment Date. There can be no assurance that you will receive a Contingent Coupon payment on any Contingent Coupon Payment Date or as to the rate per annum on any Contingent Coupon payments you do receive. The securities are not a suitable investment for investors who require regular fixed income payments, since the Contingent Coupon payments are variable and may be zero.

If rates generally increase over the term of the securities, it is more likely that the Contingent Coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupon payments and in real value terms. In addition, because the amount of Contingent Coupons, if any, depends on the performance of the Underlying during the term of the securities, it is possible that you will not be paid any Contingent Coupons (or you will be paid a below-market coupon relative to our conventional debt securities with a similar term) for the full term of the securities, and still lose your principal investment. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

•	THE HIGHER POTENTIAL YIELD OFFERED BY THE SECURITIES IS ASSOCIATED WITH GREATER RISK THAT THE SECURITIES WILL PAY A LOW OR NO CONTINGENT COUPON ON ONE OR MORE OF THE CONTINGENT COUPON PAYMENT DATES, OR THAT YOU MIGHT LOSE SOME OR ALL OF YOUR INVESTMENT AT MATURITY — The securities offer Contingent Coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include (i) the risk that the Contingent Coupon payments you receive over the term of the securities, if any, will result in a below-market yield that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity and (ii) the risk that you might lose some or all of your principal amount at maturity if a Knock-In Event occurs. The volatility of the Underlying is an important factor affecting these risks. Greater expected volatility of the Underlying as of the Trade Date may contribute to the higher yield potential, but would also represent a greater expected likelihood that you will receive only a few or no Contingent Coupon payments over the term of the securities and lose some or all of your principal at maturity.

•	ANY CONTINGENT COUPON PAYMENT FOR ANY OBSERVATION PERIOD WILL DEPEND ON THE CLOSING LEVEL OF THE UNDERLYING DURING THE OBSERVATION PERIOD — The Contingent Coupon payment for an Observation Period will be reduced for every Non-Disrupted Day on which the closing level of the Underlying is not equal to or greater than the Accrual Barrier, and if the closing level of Underlying is not equal to or greater than the Accrual Barrier for the entirety of any such Observation Period, you will not receive any Contingent Coupon payment for that Observation Period. As a result, the return on the securities (the effective yield to maturity) may be less than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other debt securities of ours.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential automatic redemption. If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold and the Contingent Coupon payable on that Contingent Coupon Payment Date, and no further payments will be made in respect of the securities. In this case, you will lose the opportunity to continue to be paid Contingent Coupons from the date of Automatic Redemption to the scheduled Maturity Date. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

•	THE OCCURRENCE OF A MARKET DISRUPTION EVENT MAY ADVERSELY AFFECT YOUR RETURN — If a market disruption event occurs during any Observation Period (other than on the Observation Date included in such Observation Period), the total number of Non-Disrupted Days during such Observation Period will be reduced. Any such reduction in the number of Non-Disrupted Days during such Observation Period will magnify the relative weighting of any day on which the closing level of the Underlying is less than the Accrual Barrier relative to the total number of Non-Disrupted Days during such Observation Period. Under these circumstances, your Contingent Coupon payment could be less than if a market disruption event had not occurred.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlying on any day during any Observation Period, the value of the securities may be influenced by factors such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlying;

o	the Automatic Redemption feature, which is likely to limit the value of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlying, or markets generally and which may affect the levels of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities comprising Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any Observation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the Underlying on the closing levels of the Underlying from January 4, 2010 through September 30, 2015. The closing level of the Underlying on September 30, 2015 was 1920.03. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the S&P 500® Index, see the information set forth under “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes, but believes that it is reasonable to treat the securities as prepaid financial contracts with respect to the Underlying that are eligible for open transaction treatment in part. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. It is possible that a portion of the amount realized from the sale or taxable disposition of the securities prior to the payment date attributable to an expected coupon could be treated as ordinary income. You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term

”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment. An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. For payments made after December 31, 2015, a specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract. If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability. If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI). The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets. The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. The proposed regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, for tax years beginning after December 12, 2014, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011, but have not yet been adopted as final regulations. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying underwriting discounts and commissions of up to $47.50 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Annex A

Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates
November 24, 2015		November 30, 2015
December 23, 2015		December 29, 2015
January 26, 2016	January 26, 2016	January 29, 2016
February 24, 2016		February 29, 2016
March 23, 2016		March 29, 2016
April 26, 2016	April 26, 2016	April 29, 2016
May 25, 2016		May 31, 2016
June 24, 2016		June 29, 2016
July 26, 2016	July 26, 2016	July 29, 2016
August 24, 2016		August 29, 2016
September 26, 2016		September 29, 2016
October 26, 2016	October 26, 2016	October 31, 2016
November 23, 2016		November 29, 2016
December 23, 2016		December 29, 2016
January 25, 2017	January 25, 2017	January 30, 2017
February 23, 2017		February 28, 2017
March 24, 2017		March 29, 2017
April 25, 2017	April 25, 2017	April 28, 2017
May 24, 2017		May 30, 2017
June 26, 2017		June 29, 2017
July 26, 2017	July 26, 2017	July 31, 2017
August 24, 2017		August 29, 2017
September 26, 2017		September 29, 2017
October 25, 2017	October 25, 2017	October 30, 2017
November 24, 2017		November 29, 2017
December 26, 2017		December 29, 2017
January 24, 2018	January 24, 2018	January 29, 2018
February 23, 2018		February 28, 2018
March 26, 2018		March 29, 2018
April 25, 2018	April 25, 2018	April 30, 2018
May 23, 2018		May 29, 2018
June 26, 2018		June 29, 2018
July 25, 2018	July 25, 2018	July 30, 2018
August 24, 2018		August 29, 2018
September 25, 2018		September 28, 2018
October 24, 2018	October 24, 2018	October 29, 2018
November 26, 2018		November 29, 2018
December 26, 2018		December 31, 2018
January 24, 2019	January 24, 2019	January 29, 2019
February 25, 2019		February 28, 2019
March 26, 2019		March 29, 2019
April 24, 2019	April 24, 2019	April 29, 2019
May 23, 2019		May 29, 2019
June 25, 2019		June 28, 2019
July 24, 2019	July 24, 2019	July 29, 2019
August 26, 2019		August 29, 2019
September 25, 2019		September 30, 2019
October 24, 2019	October 24, 2019	October 29, 2019
November 25, 2019		November 29, 2019
December 24, 2019		December 30, 2019
January 24, 2020	January 24, 2020	January 29, 2020
February 25, 2020		February 28, 2020
March 25, 2020		March 30, 2020
April 24, 2020	April 24, 2020	April 29, 2020
May 26, 2020		May 29, 2020
June 24, 2020		June 29, 2020

Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates
July 24, 2020	July 24, 2020	July 29, 2020
August 26, 2020		August 31, 2020
September 24, 2020		September 29, 2020
October 26, 2020	October 26, 2020	October 29, 2020
November 24, 2020		November 30, 2020
December 23, 2020		December 29, 2020
January 26, 2021	January 26, 2021	January 29, 2021
February 23, 2021		February 26, 2021
March 24, 2021		March 29, 2021
April 26, 2021	April 26, 2021	April 29, 2021
May 25, 2021		May 28, 2021
June 24, 2021		June 29, 2021
July 26, 2021	July 26, 2021	July 29, 2021
August 25, 2021		August 30, 2021
September 24, 2021		September 29, 2021
October 26, 2021	October 26, 2021	October 29, 2021
November 23, 2021		November 29, 2021
December 23, 2021		December 29, 2021
January 26, 2022	January 26, 2022	January 31, 2022
February 23, 2022		February 28, 2022
March 24, 2022		March 29, 2022
April 26, 2022	April 26, 2022	April 29, 2022
May 25, 2022		May 31, 2022
June 24, 2022		June 29, 2022
July 26, 2022	July 26, 2022	July 29, 2022
August 24, 2022		August 29, 2022
September 26, 2022		September 29, 2022
October 26, 2022	October 26, 2022	October 31, 2022
November 23, 2022		November 29, 2022
December 23, 2022		December 29, 2022
January 25, 2023	January 25, 2023	January 30, 2023
February 23, 2023		February 28, 2023
March 24, 2023		March 29, 2023
April 25, 2023	April 25, 2023	April 28, 2023
May 24, 2023		May 30, 2023
June 26, 2023		June 29, 2023
July 26, 2023	July 26, 2023	July 31, 2023
August 24, 2023		August 29, 2023
September 26, 2023		September 29, 2023
October 25, 2023	October 25, 2023	October 30, 2023
November 24, 2023		November 29, 2023
December 26, 2023		December 29, 2023
January 24, 2024	January 24, 2024	January 29, 2024
February 26, 2024		February 29, 2024
March 26, 2024		March 29, 2024
April 24, 2024	April 24, 2024	April 29, 2024
May 23, 2024		May 29, 2024
June 25, 2024		June 28, 2024
July 24, 2024	July 24, 2024	July 29, 2024
August 26, 2024		August 29, 2024
September 25, 2024		September 30, 2024
October 24, 2024	October 24, 2024	October 29, 2024
November 25, 2024		November 29, 2024
December 24, 2024		December 30, 2024
January 24, 2025	January 24, 2025	January 29, 2025
February 25, 2025		February 28, 2025
March 26, 2025		March 31, 2025
April 24, 2025	April 24, 2025	April 29, 2025

Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates
May 23, 2025		May 29, 2025
June 25, 2025		June 30, 2025
July 24, 2025	July 24, 2025	July 29, 2025
August 26, 2025		August 29, 2025
September 24, 2025		September 29, 2025
October 24, 2025	October 24, 2025	October 29, 2025
November 24, 2025		November 28, 2025
December 23, 2025		December 29, 2025
January 26, 2026	January 26, 2026	January 29, 2026
February 24, 2026		February 27, 2026
March 25, 2026		March 30, 2026
April 24, 2026	April 24, 2026	April 29, 2026
May 26, 2026		May 29, 2026
June 24, 2026		June 29, 2026
July 24, 2026	July 24, 2026	July 29, 2026
August 26, 2026		August 31, 2026
September 24, 2026		September 29, 2026
October 26, 2026	October 26, 2026	October 29, 2026
November 24, 2026		November 30, 2026
December 23, 2026		December 29, 2026
January 26, 2027	January 26, 2027	January 29, 2027
February 23, 2027		February 26, 2027
March 23, 2027		March 29, 2027
April 26, 2027	April 26, 2027	April 29, 2027
May 25, 2027		May 28, 2027
June 24, 2027		June 29, 2027
July 26, 2027	July 26, 2027	July 29, 2027
August 25, 2027		August 30, 2027
September 24, 2027		September 29, 2027
October 26, 2027	October 26, 2027	October 29, 2027
November 23, 2027		November 29, 2027
December 23, 2027		December 29, 2027
January 26, 2028	January 26, 2028	January 31, 2028
February 24, 2028		February 29, 2028
March 24, 2028		March 29, 2028
April 25, 2028	April 25, 2028	April 28, 2028
May 24, 2028		May 30, 2028
June 26, 2028		June 29, 2028
July 26, 2028	July 26, 2028	July 31, 2028
August 24, 2028		August 29, 2028
September 26, 2028		September 29, 2028
October 25, 2028	October 25, 2028	October 30, 2028
November 24, 2028		November 29, 2028
December 26, 2028		December 29, 2028
January 24, 2029	January 24, 2029	January 29, 2029
February 23, 2029		February 28, 2029
March 26, 2029		March 29, 2029
April 25, 2029	April 25, 2029	April 30, 2029
May 23, 2029		May 29, 2029
June 26, 2029		June 29, 2029
July 25, 2029	July 25, 2029	July 30, 2029
August 24, 2029		August 29, 2029
September 25, 2029		September 28, 2029
October 24, 2029	October 24, 2029	October 29, 2029
November 26, 2029		November 29, 2029
December 26, 2029		December 31, 2029
January 24, 2030	January 24, 2030	January 29, 2030
February 25, 2030		February 28, 2030

Observation Dates	Trigger Observation Dates	Contingent Coupon Payment Dates
March 26, 2030		March 29, 2030
April 24, 2030	April 24, 2030	April 29, 2030
May 23, 2030		May 29, 2030
June 25, 2030		June 28, 2030
July 24, 2030	July 24, 2030	July 29, 2030
August 26, 2030		August 29, 2030
September 25, 2030		September 30, 2030
October 24, 2030		October 29, 2030

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